Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bed Bath & Beyond Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-63902, 33-87602, 333-18011, 333-75883, 333-64494, 333-126169 and 333-182528) on Form S-8 and in the registration statement (No. 333-197267) on Form S-3 of Bed Bath & Beyond Inc. of our reports dated April 25, 2017, with respect to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 25, 2017 and February 27, 2016 and the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended February 25, 2017 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 25, 2017, which reports appear in the February 25, 2017 annual report on Form 10-K of Bed Bath & Beyond Inc. and subsidiaries.

Our report dated April 25, 2017 on the effectiveness of internal control over financial reporting as of February 25, 2017, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Bed Bath & Beyond Inc.’s internal control over financial reporting as of February 25, 2017, One Kings Lane, Inc.’s and PersonalizationMall.com, LLC’s (the “Acquired Companies”) internal control over financial reporting associated with total assets and total net sales of less than 5% of the Company’s total assets and total net sales included in the consolidated financial statements of Bed Bath & Beyond Inc. as of and for the fiscal year ended February 25, 2017. Our audit of internal control over financial reporting of Bed Bath & Beyond Inc. also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.

/s/ KPMG LLP

Short Hills, New Jersey
April 25, 2017